Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 84 to the Registration Statement on Form N-4 (No. 2-28316) (the “Registration Statement”) of our report dated April 7, 2022 relating to the financial statements of The Prudential Insurance Company of America.

We also consent to the incorporation by reference in this Registration Statement of our report dated February 24, 2022, relating to the financial statements and financial highlights of The Prudential Variable Contract Account-2, which appears in The Prudential Variable Contract Account-2’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 29, 2022